Exhibit 10.28

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is executed as of the          day of January, 2007, by OurPet’s Company, a Colorado corporation (the “Company”) and                     , an individual (the “Indemnitee”).

WHEREAS, the Indemnitee has agreed to serve as a member of the Company’s Board of Directors; and

WHEREAS, the Indemnitee is willing to serve as a director of the Company only in the event that the Company and the Indemnitee execute this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the Company agrees in favor of the Indemnitee as follows:

1.	Indemnification.

(a) Except as otherwise provided herein, to the fullest extent permitted by the Colorado Business Corporation Act, the Company shall indemnify and hold harmless the Indemnitee and the Indemnitee’s representatives, heirs, successors and assigns from and against all damages, costs, losses, liabilities and expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by the Indemnitee by reason of the fact that the Indemnitee is or was a director and/or officer of the Company or is or was serving at the request of the Company as a director and/or officer, trustee, employee or agent of another domestic or foreign, nonprofit or for profit, corporation, partnership, joint venture, trust or other enterprise.

(b) Unless otherwise required by applicable law, the Company shall have no obligation to indemnify the Indemnitee in connection with any action, suit or proceeding (collectively, “Proceeding”) if, in connection with the matter upon which the Proceeding is based, (i) the Indemnitee failed to act in good faith or in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, (ii) in connection with any criminal Proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful or (iii) if the Indemnitee has been adjudged liable to the Company.

(c) All costs and expenses, including, without limitation, attorneys’ fees, incurred by the Indemnitee with respect to which the Indemnitee is entitled to the indemnification set forth in paragraph 1 hereof shall be paid promptly by the Company as they are incurred by the Indemnitee upon notice thereof from the Indemnitee to the Company.

(d) The foregoing provisions of this paragraph 1 shall continue to apply to the Indemnitee after he has ceased to be a director and/or officer of the Company or has ceased to serve at its request as set forth above.

(e) To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance coverage, the Indemnitee will be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer under such policy.

2.	Miscellaneous.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without regard to principles of conflicts of law.

(b) The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Company’s [Certificate of Incorporation and/or By-Laws], or the substantive laws of the Company’s jurisdiction of incorporation, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder; and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to the indemnification than that provided under this Indemnification Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. The Company has not previously adopted, and will not adopt, any amendment to its [Certificate of Incorporation and/or By-Laws] the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Indemnification Agreement or any Other Indemnity Provision.

(c) This agreement may not be assigned by either party hereto without the consent of the other party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Indemnitee and their respective heirs, executors, legal representatives, successors and assigns.

(d) This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(e) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid under applicable law, such provision will be effective only to the extent of its enforceability or validity, without affecting the enforceability or validity of the remainder of this Agreement, and the parties agree that such court shall have jurisdiction to reform this Agreement to the maximum extent permitted by law, and the parties agree to abide by the court’s determination. In the event that any such provision of this Agreement cannot be reformed, such provision will be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

OURPET’S COMPANY

By:
[PRINT NAME]	Name:	John G. Murchie
	Title:	Vice President & Treasurer